Exhibit 99.1

FOR IMMEDIATE RELEASE

FriendFinder Networks Inc. Announces the Acquisition of JigoCity
for Consideration of up to $65 million

FriendFinder expands its reach into the social commerce vertical, further enhancing its ability to monetize its members

(Sunnyvale, CA - September 12, 2011) FriendFinder Networks Inc. ("FFN")(NasdaqGM:FFN), a leading internet and technology company providing services in the rapidly expanding markets of social networking and web-based video sharing, today announced the acquisition of BDM Global Ventures Ltd., the company which owns the operations of JigoCity, for a combination of stock and warrants. The merger consideration consists of approximately 1.6 million shares of FFN common stock and approximately 6.4 million FFN warrants with exercise prices ranging from $5.00-$18.00 per share. Assuming the cashless exercise of all the warrants at the highest exercise price, the merger consideration will be approximately $65 million.

JigoCity is a global social commerce organization committed to providing members with high quality daily deals that are relevant to their individual lifestyles. It leverages the power of social buying to give people a smarter way to see their city. With 150 employees providing services in over 20 cities and offices in Australia, Hong Kong, Singapore, Malaysia, Taiwan, China, South Korea, Brazil and Los Angeles, JigoCity is one of the fastest growing, global companies in the social commerce arena.

JigoCity is one of the few social commerce companies operating in more than five countries with plans to expand into 2 to 4 additional countries by year end. JigoCity generated revenue of approximately $600,000 in July and approximately $1.1 million in August and has rapidly grown its user base to over 1 million members.

JigoCity is led by an experienced management team including Founder and Chief Executive Officer Tony Bobulinski, Founder and Chief Marketing Officer Michael Dorman and Founder and Chief Strategy Officer Joshua Mallamud. Following the acquisition, JigoCity will retain its brand identity while benefiting from FriendFinder Networks' website traffic and vast user base. With FFN's social networking platform, affiliate network and global reach, JigoCity will continue to build on its early success as one of the fastest growing social commerce websites in the world. JigoCity will remain based in Los Angeles, CA with its Asia Regional Headquarters in Shanghai, China.

Marc Bell, Chief Executive Officer of FriendFinder Networks Inc. said, "We are expanding into today's rapidly growing social commerce environment and we are very excited about the new possibilities this acquisition presents. Not only are we acquiring a growing and successful social commerce company, we believe we are gaining an additional avenue to monetize our foreign markets. China and the Asia-Pacific region represent one of the fastest growing areas of the world in terms of economic growth, internet usage and middle and upper class consumers. In addition, we believe this acquisition demonstrates the innovative ways we continue to leverage our large user base and the web traffic generated by our network of websites."

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Forward-Looking Statement
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company's securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About FriendFinder Networks Inc.
FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including AdultFriendFinder.com, Amigos.com, AsiaFriendFinder.com, Cams.com, FriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

About JigoCity
JigoCity Daily Deals launched in 2010 as a suite of global, high quality daily deals websites that offer great discounts of up to 91% off the best local experiences while offering businesses a targeted marketing tool for attracting new customers. Founded by a group of global entrepreneurs, JigoCity is dedicated to delivering top daily group buying deals featuring shopping, beauty, entertainment and travel. JigoCity has offices in Australia, Korea, Hong Kong, Singapore, Malaysia, Taiwan, China, Brazil and Los Angeles and is growing. For more information about JigoCity please visit www.jigocity.com, www.jigocity.com.au, www.jigocity.com.tw, www.jigocity.com.hk, www.jigocity.com.my or www.jigocity.com.sg.

Investor Contact for FriendFinder Networks Inc.
Brian M. Prenoveau, CFA
Director, Investor Relations
561.912.7035 or ir@ffn.com

Media Contact for FriendFinder Networks Inc.
Director, Corporate Communications
Lindsay Trivento
561.912.7010 or ltrivento@ffn.com